Exhibit 99.1
FOR IMMEDIATE RELEASE

February 21, 2018

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Fourth Quarter and Full Year 2017 Operating Results

DALLAS, TEXAS, February 21, 2018 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $31.4 million for the quarter ended December 31, 2017. In comparison, for the quarters ended September 30, 2017 and December 31, 2016, the Bank reported net income of $40.0 million and $28.8 million, respectively. For the year ended December 31, 2017, the Bank reported net income of $150.3 million, as compared to $79.4 million for the year ended December 31, 2016. Net interest income after provision for loan losses for the quarters ended December 31, 2017 and September 30, 2017 and the year ended December 31, 2017 was $60.7 million, $62.5 million and $237.4 million, respectively. In comparison, for the quarter and year ended December 31, 2016, net interest income after provision for loan losses was $46.8 million and $165.0 million, respectively.

The $8.6 million decrease in net income from the third quarter to the fourth quarter of 2017 was attributable in large part to a decrease in the Bank's non-interest income ($4.9 million) and an increase in its non-interest expenses ($2.9 million). The decrease in non-interest income was due largely to a negative swing in the net gains/losses associated with sales of investment securities ($2.5 million) and an unfavorable change in the aggregate net gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio ($2.5 million). The vast majority of the gains and losses associated with the Bank's derivatives and hedging activities and its trading securities portfolio are expected to be transitory. The increase in non-interest expenses was due to a $2.9 million increase in grants and donations that were made to support recovery efforts in the areas impacted by Hurricane Harvey. During the year ended December 31, 2017, the Bank's Hurricane Harvey-related grants and donations totaled $6.5 million.

Total assets at December 31, 2017 were $68.5 billion, compared with $66.4 billion at September 30, 2017 and $58.2 billion at December 31, 2016. The $2.1 billion increase in total assets for the fourth quarter was attributable primarily to a $2.4 billion increase in the Bank's short-term liquidity portfolio. For the year ended December 31, 2017, the $10.3 billion increase in total assets was attributable primarily to increases in the Bank's short-term liquidity portfolio ($4.9 billion), advances ($4.0 billion), mortgage loans held for portfolio ($0.8 billion) and long-term investments ($0.6 billion).

Advances totaled $36.5 billion at December 31, 2017, compared with $36.3 billion at September 30, 2017 and $32.5 billion at December 31, 2016. The Bank's mortgage loans held for portfolio totaled $878 million at December 31, 2017, as compared to $577 million at September 30, 2017 and $124 million at December 31, 2016.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $1.9 billion at December 31, 2017 as compared to $2.0 billion at September 30, 2017 and $2.5 billion at December 31, 2016. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency and other highly rated debentures and U.S. agency commercial MBS, totaled $14.4 billion at December 31, 2017 as compared to $15.0 billion at September 30, 2017 and $13.2 billion at December 31, 2016. The Bank also held a $0.1 billion long-term U.S. Treasury Note in its trading securities portfolio at December 31, 2017, September 30, 2017 and December 31, 2016.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight federal funds sold (including loans to other Federal Home Loan Banks) and reverse repurchase agreements, totaled $14.5 billion at December 31, 2017, compared to $12.1 billion at September 30, 2017 and $9.6 billion at December 31, 2016.

The Bank's retained earnings increased to $942 million at December 31, 2017 from $921 million at September 30, 2017 and $824 million at December 31, 2016. On December 27, 2017, a dividend of $10.5 million was paid to the Bank's shareholders. During the year ended December 31, 2017, the Bank's dividends totaled $32.5 million.

Additional selected financial data as of and for the quarter and year ended December 31, 2017 (and, for comparative purposes, as of September 30, 2017 and December 31, 2016 and for the quarters ended September 30, 2017 and December 31, 2016 and the year ended December 31, 2016) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 835 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2017
(Unaudited, in thousands)

	December 31, 2017	September 30, 2017	December 31, 2016
Selected Statement of Condition Data:

Assets
Investments (1)	$30,941,464	$29,255,476	$25,419,421
Advances	36,460,524	36,287,884	32,506,175
Mortgage loans held for portfolio, net	877,852	576,806	123,961
Cash and other assets	244,461	329,717	162,520
Total assets	$68,524,301	$66,449,883	$58,212,077

Liabilities
Consolidated obligations
Discount notes	$32,510,758	$31,438,766	$26,941,782
Bonds	31,376,858	30,060,229	26,997,487
Total consolidated obligations	63,887,616	61,498,995	53,939,269
Mandatorily redeemable capital stock	5,941	7,032	3,417
Other liabilities	1,150,718	1,655,271	1,452,049
Total liabilities	65,044,275	63,161,298	55,394,735
Capital
Capital stock — putable	2,317,937	2,206,815	1,930,148
Retained earnings	941,763	920,914	823,984
Total accumulated other comprehensive income	220,326	160,856	63,210
Total capital	3,480,026	3,288,585	2,817,342
Total liabilities and capital	$68,524,301	$66,449,883	$58,212,077

Total regulatory capital (2)	$3,265,641	$3,134,761	$2,757,549

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Selected Statement of Income Data:

Net interest income (3)	$60,686	$62,492	$46,815	$237,438	$165,030
Other income	573	5,463	7,122	22,483	7,824
Other expense	26,399	23,491	21,882	92,924	84,574
AHP assessment	3,487	4,451	3,206	16,710	8,831
Net income	$31,373	$40,013	$28,849	$150,287	$79,449

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, loans to other Federal Home Loan Banks, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of December 31, 2017, September 30, 2017 and December 31, 2016, total regulatory capital represented 4.77 percent, 4.72 percent and 4.74 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for loan losses.

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